SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

BRINKER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)

6820 LBJ Freeway

Dallas, Texas 75240

(Address of principal executive offices)

Registrant’s telephone number, including area code 972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 23, 2010, Brinker International, Inc. (the “Registrant”) announced that Registrant and its wholly-owned subsidiary, Brinker Restaurant Corporation, as guarantor, entered into an unsecured, five-year credit agreement dated June 22, 2010 (“Credit Agreement”) with Bank of America, N.A., as administrative agent, Banc of America Securities LLC, and J.P. Morgan Securities, Inc., as joint lead arrangers and bookrunners, J.P. Morgan Chase Bank, N.A., as sole syndication agent, and Compass Bank, Regions Bank, and Wells Fargo Bank, National Association, as co-documentation agents. The Credit Agreement was syndicated among ten banks.

The Credit Agreement replaces the Registrant’s (i) current revolving credit facility, as evidenced by the Credit Agreement dated February 29, 2009 (the “2009 Facility”), which was more specifically described in Item 1.01 of the Current Report on Form 8-K, dated March 2, 2009, which description is incorporated by reference in this Item 1.01, and (ii) current term loan agreement, as evidenced by the Loan Agreement dated October 24, 2007 (the “2007 Term Loan”), which was more fully described in Item 1.01 of the Current Report on Form 8-K, dated October 26, 2007, which description is incorporated by reference into this Item 1.01. As a result of such replacement, all outstanding amounts under the 2009 Facility and 2007 Term Loan have been paid in full, and the 2009 Facility and 2007 Term Loan have been terminated on June 22, 2010.

The Credit Agreement provides for an unsecured $200 million revolving credit facility under which the Registrant may borrow varying amounts up to the maximum borrowing limit of $200 million, may increase the maximum borrowing limit by up to $100 million, although no bank is obligated to increase its commitment, and may select interest rates equal to (i) LIBOR plus an applicable margin, or (ii) the banks’ base rate plus an applicable margin. The applicable margin is subject to adjustment if the Registrant’s credit rating changes. Interest on any borrowing is payable at least quarterly.

The Credit Agreement also provides for an unsecured $200 million term loan under which Registrant may select interest rates equal to (i) LIBOR, plus an applicable margin, or (ii) the banks’ base rate plus an applicable margin. The applicable margin is subject to adjustment if the Registrant’s credit rating changes. Principal payments in the amount of $5 million, together with accrued unpaid interest, are payable quarterly.

The facilities under the Credit Agreement will expire on June 22, 2015, subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of representations or covenants, failure to pay other material indebtedness, Registrant ceasing to own 100% of the stock of the guarantor subsidiary or another person becoming beneficial owner of 50% or more of Registrant’s outstanding common stock. Proceeds from borrowings under the Credit Agreement may be used for general corporate purposes, together with use of the $200 million proceeds from the $200 million term loan under the Credit Agreement to repay the 2007 Term Loan. The Credit Agreement contains various affirmative and negative covenants, including, maintenance of certain leverage and fixed charge coverage ratios, limitations on additional indebtedness, guarantees of indebtedness, investments and certain other transactions defined in the agreement. The covenants, as well as the conditions to each borrowing, are similar to those contained in the 2009 Facility.

Bank of America, N.A., JPMorgan Chase Bank, N.A., Compass Bank and Wells Fargo Bank, National Association, are participants in the Registrant’s 2009 Credit Facility and 2007 Term Loan and provide other general banking services to the Registrant. Regions Bank participates in the 2009 Credit Facility and provides other general banking services to Registrant.

A copy of the Credit Agreement is attached hereto as Exhibit 10(a). The summary of terms of the Credit Agreement is qualified entirely by the Credit Agreement attached hereto.

Item 1.02.	Termination of a Material Definitive Agreement

On June 22, 2010, the Registrant terminated the 2009 Facility and the 2007 Term Loan, as more specifically described in Item 1.01 of this Current Report on Form 8-K, which description, together with the discussion of the participants’ material relationships with Registrant, in incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 22, 2010, the Registrant entered into the Credit Agreement more specifically described in Item 1.01 in this Current Report on Form 8-K, which description is incorporated by reference in this Item 2.03.

Section 9 – Financial Statements and Exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10(a)	$400,000,000 Credit Agreement dated as of June 22, 2010, by and among, Brinker International, Inc., as Borrower; Brinker Restaurant Corporation, as Guarantor; Bank of America, N.A., as Administrative Agent; Banc of America Securities LLC and J.P. Morgan Securities, Inc., as Joint Lead Arrangers and Bookrunners; J.P. Morgan Chase Bank, N.A., as Sole Syndication Agent; Compass Bank, Regions Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the banks named therein.

99	Press Release dated June 23, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: June 23, 2010	By:	/S/ DOUGLAS H. BROOKS
Douglas H. Brooks, Chairman of the Board
President and Chief Executive Officer

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